QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
EXCO Resources, Inc.:

We consent to the use of our report dated March 16, 2007, with respect to the consolidated balance sheet of EXCO Resources, Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year-ended December 31, 2006, included herein and to the reference of our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Dallas, Texas
November 19, 2007

QuickLinks

Consent of Independent Registered Public Accounting Firm